FOR IMMEDIATE RELEASE:

February 11, 2000
                                       Contacts: Kurt Gruenbacher, 913-577-1445
                                                  Peter Wilkinson, 913-577-1333

                      LabOne ADOPTS SHAREHOLDER RIGHTS PLAN

LENEXA, KANSAS -- LabOne, Inc. (Nasdaq NMS: LABS) announced today that its board of directors has adopted a shareholder rights plan. The rights plan replaces and modernizes a shareholder rights plan which was adopted by the corporation in 1988 and expired in 1998.

In conjunction with the rights plan, the board of directors has declared a dividend of one Preferred Stock Purchase Right for each outstanding share of Common Stock. The dividend will be distributed on February 25, 2000 to shareholders of record as of the close of business on that date.

The board of directors adopted the rights plan in order to insure, to the extent possible, that all shareholders receive fair and equal treatment in the event of a proposed takeover, and to protect the company and its shareholders from abusive acquisition tactics and inadequate or coercive takeover bids. The rights plan was not adopted in response to any specific effort to acquire the company. The rights plan is similar to plans adopted by many other companies.

W. Thomas Grant II, chairman, president and CEO of LabOne stated, "The board of directors believes that the shareholder rights plan provides an effective and reasonable means of preserving for the company's shareholders the long-term value of the company in the event of an attempted takeover. The rights plan will not prevent an appropriate transaction that the board of directors believes is in the best interests of shareholders."

The distribution of rights is not taxable to the company or the shareholders. Until the rights become exercisable, the rights will not be represented by separate certificates and will trade with the company's common stock.

Subject to certain exceptions, the rights will be exercisable only if a person or group acquires 15 percent or more of outstanding LabOne Common Stock or announces a tender or exchange offer which would result in ownership of 15 percent or more of the Common Stock. The rights plan provides with respect to the W.T. Grant family that the rights will be exercisable only if members of the Grant family become the owners of 20 percent or more of outstanding LabOne Common Stock, excluding ownership of shares or other securities acquired by members of the Grant family pursuant to certain employee or director benefit plans on or after February 11, 2000. The Grant family currently owns approximately 17.4 percent of outstanding shares.


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Each right will initially  entitle the holder to purchase one one-hundredth of a newly issued share of Series A Preferred Stock of the company at an exercise price of $50.00, subject to adjustment. If a person or group acquires 15 percent or more of the outstanding stock, each holder of a right, other than the acquiring persons, will no longer have the right to purchase Preferred Stock, but will instead have the right to purchase a number of shares of LabOne Common Stock at half of the market price of those shares. In the event of a subsequent merger or other business combination transaction, each holder of a right will be entitled to purchase shares of common stock of the acquiring entity at half of the market price of those shares.

The company's board of directors will be entitled to redeem the rights for $.01 per right at any time prior to a person or group exceeding the ownership limits in the rights plan. The rights will expire in 10 years, unless earlier redeemed or exchanged by the company.

The company will file with the Securities and Exchange Commission a Current Report on Form 8-K describing the rights plan. The Form 8-K will include a copy of the Rights Agreement containing the full text of the rights plan as an exhibit. A summary of the terms of the rights plan will be mailed to each shareholder of record of LabOne as of the close of business on February 25, 2000.

About the company

LabOne is a national laboratory company with three operating divisions: risk appraisal testing and related services for insurers (Insurance Services Division), healthcare-related testing for managed care organizations, physicians and insured members (Healthcare Division), and drug testing for employers (Substance Abuse Testing Division). The company's web site is located at www.LabOne.com.

Forward-Looking Statements

This  press  release  may  contain  "forward-looking  statements,"  as  well  as historical information. Forward-looking statements include projections, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements. Forward-looking statements involve known and unknown risks and uncertainties. Many factors could cause actual results to differ materially from those that may be expressed or implied in such forward-looking statements, including, but not limited to, the volume and pricing of laboratory tests performed by the Company, competition, the extent of market acceptance of the Company's testing services in the healthcare and substance abuse testing industries, general economic conditions and other factors detailed from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

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